EXHIBIT 5.1

File No.:10011

                                                               February 28, 2003

U.S. West Homes, Inc. 410 Broadway, 2nd Floor Laguna Beach, CA 92651

Gentlemen:

         As special counsel for U.S. West Homes, Inc. (the "Company"), we have examined its Articles of Incorporation and Bylaws, as amended, and such other corporate records, documents and proceedings, and such questions of law as we have deemed relevant for the purpose of this opinion. We have also, as such counsel, examined the registration statement of the Company on Form S-8 by the Company with the Securities and Exchange Commission on or about January 3, 2003 (the "Registration Statement") and an Amendment No. 1 ("Amendment") to the Registration Statement to be filed with the Securities and Exchange Commission on or about February 28, 2003 covering the registration under the Securities Act of 1933, as amended, of an aggregate of up to 21,766,267 shares of common stock, $.001 par value (the "Shares") issued pursuant to various agreements (the "Agreements") and the resale of up to 6,174,267 of those Shares (the "Resale Shares").

         Upon the basis of such examination, we are of the opinion that the Shares will be, when issued and sold in the manner referred to in the Agreements, duly and validly issued as fully paid and non-assessable securities of the Company.

         We wish to advise that members of this firm who have worked on the Registration Statement will receive 3,000,000 of the Shares to be issued pursuant to the Registration Statement.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                 Very truly yours,

                                                 /s/ Spectrum Law Group, LLP